U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Vessels, Thomas J.
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(Last) (First) (Middle)

1610 Wynkoop St., Suite 100
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(Street)

Denver, CO 80202
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Double Eagle Petroleum & Mining Co.    (DBLE)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

January, 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable)

    X  Form filed by One Reporting Person
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       Form filed by More than One Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/yy)       Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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

$.10 Par Value Common Stock           1/26/00        A        V       2,000       A     (1)     80,750           D
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$.10 Par Value Common Stock                                                                     76,750           I       By Spouse
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                                                                                                                         By Minor
$.10 Par Value Common Stock                                                                      3,000           I       Children
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

(1) These shares were issued to Mr. Vessels as a stock bonus for his service as a non-employee director.


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Common Stock                                                                    Common
Purchase Warrants   1.375                                    10/16/98  10/16/03 Stock     76,750  1.375   76,750     D
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Common Stock                                                                    Common
Purchase Warrants   1.375                                    10/16/98  10/16/03 Stock     76,750  1.375   76,750     I     By Spouse
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Common Stock                                                                    Common                                     By Minor
Purchase Warrants   1.375                                    10/16/98  10/16/03 Stock      3,000  1.375    3,000     I     Children
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Options:                                                                        Common
Right to Buy        1.375                                    10/16/98  10/16/01 Stock     36,500  0       36,500     D
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Options:                                                                        Common
Right to Buy        1.328125                                 01/20/99  01/20/02 Stock     10,000  0       10,000     D
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Options:                                                                        Common
Right to Buy        3.09375  01/26/00  A   V   36,500        01/26/00  01/26/03 Stock     36,500  0       36,500     D
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Options:                                                                        Common
Right to Buy        3.09375  01/26/00  A   V   10,000        01/26/00  01/26/03 Stock     10,000  0       10,000     D
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
Explanation of Responses:




           /s/ Thomas Vessels                                   02/09/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.